Exhibit 5.01

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

May 15, 2015

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on May 15, 2015. The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to $500,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) on terms to be determined at the time of the offering thereof.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated March 18, 2003, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Limited Partnership of Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”); (iv) the First Amended and Restated Limited Partnership Agreement of the General Partner, dated April 16, 2001 (the “General Partner LP Agreement”); (v) the Certificate of Formation of NuStar GP, LLC, a Delaware limited liability Company (“NuStar GP”), as amended to date; (vi) the First Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC, as amended to date (the “NuStar GP LLC Agreement”); (vii) the Registration Statement; (viii) the Prospectus; and (ix) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that (i) the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the General Partner LP Agreement and the Certificate of Formation of NuStar GP and the NuStar

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NuStar Energy L.P.

May 15, 2015

GP LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein; (ii) the consideration paid for the Common Units will comply with Article V of the Partnership Agreement; and (iii) the issuance and sale of, and payment for, the Common Units will be in accordance with the applicable definitive purchase, underwriting, distribution or similar agreement approved by the board of directors of NuStar GP and the Registration Statement (including the Prospectus and the applicable Prospectus Supplement).

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (a) when NuStar GP has taken all necessary action to approve the issuance of the Common Units, the terms of the offering thereof and related matters, and (b) when any of the Common Units have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive purchase, underwriting distribution or similar agreement approved by the board of directors of the NuStar GP, upon payment (or delivery) of the consideration therefor provided for therein, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP